CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 20, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual Report to Shareholders of Bonnel Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ Karl Gebert

PRICE WATERHOUSE LLP
San Antonio, Texas
January 11, 1996